Exhibit 99.1




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                        INTERDIGITAL PATENTS CORPORATION
                                781 Third Avenue
                         King of Prussia, PA 19406-1409

To Our Stockholders:


                  On August 15, 1996, the respective boards of directors of InterDigital Patents Corporation, a Delaware corporation ("IPC"), InterDigital Communications Corporation, a Pennsylvania corporation ("InterDigital"), and IP Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of InterDigital ("MergerCo"), each unanimously approved and adopted an Agreement and Plan of Merger (the "Plan of Merger"), providing for the merger of MergerCo with and into IPC (the "Merger"), with IPC being the surviving corporation in the Merger (the "Surviving Corporation"), and the issuance of InterDigital common stock to you in exchange for your IPC common stock. Enclosed is a copy of a Prospectus prepared by InterDigital relating to the shares of InterDigital common stock to be issued to you in connection with the Merger. Please read it carefully as it describes certain information relating to InterDigital and IPC, including certain risk factors. A copy of the Plan of Merger is attached as Annex I to the enclosed Prospectus.

                  At the effective time of the Merger, which will occur on or about ________ __, 1996 upon the filing of a Certificate of Merger in Delaware (the "Effective Time"), each outstanding share of IPC common stock, par value $.001 per share, other than shares of IPC common stock held by InterDigital, and other than shares of IPC common stock held by stockholders who perfect their appraisal rights under Delaware law, will be converted into that number of shares of Common Stock of InterDigital (the "Merger Consideration") equal to (i) $7.33 divided by (ii) the average closing price per share of InterDigital Common Stock as reported by the American Stock Exchange for the 30 calendar days ending on the last trading day prior to the date the Registration Statement on Form S-4 relating to the Merger was declared effective by the Securities and Exchange Commission (the "Average Price"). Stockholders of IPC will not be entitled to receive fractions of shares of InterDigital Common Stock ("Fractional Shares") but, instead, will receive a cash payment in lieu of Fractional Shares in an amount equal to the Average Price multiplied by the Fractional Share in question. Only the approval of InterDigital as the majority stockholder of IPC and the sole stockholder of MergerCo is required to effect the Merger. This is not a solicitation of a proxy and you are requested not to send us a proxy.

                  In making its determination to approve the Merger, the Board of Directors of IPC (the "Board") considered the fairness of the terms and conditions of the Merger and the Merger Consideration. In connection with such consideration, the Board retained Howard, Lawson & Co. ("Howard Lawson") to act as its financial advisor. A copy of Howard Lawson's written opinion as to the fairness, from a financial point of view, to IPC's stockholders (other than InterDigital) of the Merger Consideration to be received by such stockholders, is included as Annex II to the Prospectus. The Board also engaged the law firm of Archer & Greiner, a Professional Corporation to advise the Board as to certain legal issues.


                  In order to receive the Merger Consideration, please complete the enclosed Letter of Transmittal and return it to InterDigital, together with your original certificates representing shares of IPC common stock. If you are unable to locate your original IPC stock certificates, please follow the instructions in the Letter of Transmittal under the caption "Lost Certificates."

                   Sincerely yours,


                   D. Ridgely Bolgiano, Chairman of the Board and
                     Executive Vice President
                                                              ____________, 1996


Enclosure


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                               M E M O R A N D U M


TO:               Stockholders of InterDigital Patents Corporation

FROM:             InterDigital Patents Corporation

DATE:             September __, 1996

RE:               Merger with IP Acquisition Corp.

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                  On ________ __, 1996, the effective time (the "Effective
Time") of the merger (the "Merger") of IP Acquisition Corp. into InterDigital Patents Corporation ("IPC"), each outstanding share of IPC common stock, par value $.001 per share, other than shares of IPC common stock held by InterDigital Communications Corporation ("InterDigital"), and other than shares of IPC common stock held by stockholders who perfect their appraisal rights under Delaware law, was converted into _____ shares of Common Stock of InterDigital (the "Merger Consideration").

                  This memorandum shall serve as notice under Section 262 of the General Corporation Law of Delaware (the "DCL") that, in lieu of accepting the Merger Consideration, you may seek to have the "fair value" of the shares of IPC common stock held by you at the Effective Time be judicially determined and to have such value be paid to you in cash. To do so, you must comply with the requirements of Section 262 of the DCL, a copy of which is attached hereto. This letter shall also serve as notice under Section 228 of the DCL and the Bylaws of IPC that in lieu of a special meeting of stockholders of IPC to approve the Merger, InterDigital, as the majority stockholder of IPC, approved the Merger by written consent.


                        INTERDIGITAL PATENTS CORPORATION





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